EXHIBIT 12


                              CONSULTING AGREEMENT

THIS AGREEMENT dated for reference November 1, 1998

BETWEEN:

            RICHARD N. JEFFS, JAMES R. KING AND ROBERT D. SMITH, of Suite 420, 1090 West Pender Street, Vancouver, B.C., V6E 2N7

            (the "Consulting Group")

AND:

            BILLSERV.COM, INC.
            of Suite 100, 14607 San Pedro Avenue, San Antonio, Texas, 78233

            (the "Company")

            WHEREAS the Consulting Group has agreed to provide financing, public relations, advertising and investor relations services to the Company, IN CONSIDERATION of the following mutual promises, the parties agree that:

1. ENGAGEMENT. The Company engages the Consulting Group to provide the services described in section 2 of this Agreement and the Consulting Group accepts the engagement.

2. SERVICES. The Consulting Group will provide the following services (collectively the "Services") to the Company during the Term.

      (A)   FINANCING SERVICES

      The Consulting Group will introduce the Company to institutional investors, lending institutions and high net worth individual investors and will assist in negotiating the terms of debt, equity or convertible debt financings as required by the Company.

      (B)   PUBLIC RELATIONS SERVICES

      The Consulting Group will design and implement a public relations program for the Company to broaden exposure to the Company's products and services. The Consulting
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      Group may retain the services of qualified professional public relations firms or persons to assist with or to provide the required services.

      (C)   INVESTOR RELATIONS SERVICES

      The Consulting Group will design and implement an investor relations program to broaden the Company's exposure to financial industry analysts, financial institutions, brokerage firms, individual brokers and the investing public. The Consulting Group may retain a qualified professional investor relations firm to assist with or to provide the required services.

      (D)   ADVERTISING SERVICES

      The Consulting Group will develop an advertising strategy for the Company which may involve electronic, print or broadcast advertising to promote the development and marketing of the Company's products and services. The Consulting Group may retain the services of a qualified professional advertising firm to assist with or to provide the required services.

3. PROVISION OF SERVICES. The Consulting Group will provide the Services upon the terms and conditions contained in this Agreement and will provide a monthly written report describing its activities for each month. The Company acknowledges that the Consulting Group maintains similar consulting relationships with other public and private companies. All costs associated with the Consulting Group's delivery of the Services will be borne by the Consulting Group.

4. COVENANTS OF THE COMPANY

      (1) The Company will provide administrative, technical and managerial support to the Consulting Group in the delivery of the Services. The Company will ensure that members of its executive and management teams designated by the Consulting
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            Group are available to meet with members of the Consulting Group or agents of Consulting Group as required to provide the Services.

      (2) The Company will provide all corporate information, documentation and material required by the Consulting Group in the delivery of the Services.

5. TERM. The term of this Agreement (the "Term") commences on November 1, 1998 and ends October 31, 1999.

6. REMUNERATION. The Company will pay the Consulting Group $1,200,000 (the "Remuneration Proceeds") during the Term of this Agreement. The Remuneration Proceeds will be raised by the Company through a financing under Regulation S of the Securities and Exchange Act of 1933 (the "Reg S Financing"). The Remuneration Proceeds will be paid into trust with Jeffs & Company, Barristers and Solicitors on behalf of the Consulting Group immediately upon completion of the Reg S Financing. The Consulting Group will be entitled to receive $750,000 of the Remuneration Proceeds within three months of receipt of the Remuneration Proceeds in trust. The balance of the Remuneration Proceeds will be paid out to the Consulting Group over the balance of the term of this Agreement as accounts for services are rendered to the Company by the Consulting Group. The Consulting Group will simultaneously submit invoices to the Company and to Jeffs & Company for services rendered under this Agreement. Jeffs & Company shall automatically make payments to the Consulting Group upon receipt of copies of the Consulting Group's invoices for services rendered to the Company.

7. EXPENSES. The Company will pay all of its own costs associated with travel and attendance at meetings specifically organized by the Consulting Group to raise financing for the Company.

8. DIRECTION. The Consulting Group shall report to the C.E.O. of the Company.

9. TERMINATION. Either party may terminate this Agreement on 10 days written notice If the Company terminates this Agreement, the unpaid balance of the Remuneration
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Proceeds will become due and payable to the Consulting Group. If the Consulting
Group terminates this Agreement, the Consulting Group will forego the unpaid balance of the Remuneration Proceeds.

10. CURRENCY. All monetary amounts expressed in this Agreement and all payments made will be in U.S. dollars.

11. NOTICES. Any notice or other communication required or permitted to be given will be in writing and will be deemed to have been given if delivered by hand, courier or if faxed to the following facsimile numbers:

      If to the Company:
                                  billserv.com, Inc.
                                  Suite 100
                                  14607 San Pedro Avenue
                                  San Antonio, Texas 78233

                                  Attention:  Mr. Michael Long
                                  Facsimile No.: (210)402-5155

      If to the Consulting Group:
                                  Mr. Richard N. Jeffs
                                  Mr. James R. King
                                  Mr. Robert D. Smith
                                  Suite 420
                                  1090 West Pender Street
                                  Vancouver, B.C.
                                  V6E 2N7

                                  Facsimile No.: (604)682-6509


12. GOVERNING LAW. This Agreement will be governed by the laws and adjudicated by the courts of the Province of British Columbia.

13. ASSIGNMENT. The Consulting Group may assign its interest in this Agreement to a company formed for the purpose of providing the Services.
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14. ENUREMENT. This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, negotiations, and discussions between the parties. This Agreement may only be amended or varied by written agreement executed by all of the parties.

16. COUNTERPARTS. This Agreement may be executed in counterparts and/or by facsimile, each of which will constitute an original and all counterparts will together constitute one agreement.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the date of reference of this Agreement.

BILLSERV.COM, INC.

Per:___________________________________
      Authorized Signatory


___________________________________       ________________________________
Richard N. Jeffs                          Witness


___________________________________       ________________________________
James R. King                                   Witness


___________________________________       ________________________________
Robert D. Smith                           Witness